Exhibit 10.2

Amendment to SUBORDINATED PROMISSORY NOTE

This AMENDMENT NO. 1 TO SUBORDINATED PROMISSORY NOTE (this “Amendment”) is dated as of November 14, 2018 (the “Effective Date”), and is by and between The OLB Group, Inc., a Delaware Corporation (the “Maker”), and John Herzog, an individual residing in the State of Connecticut (the “Payee”). Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in that certain Subordinated Promissory Note issued by the Maker to the Payee on July 26, 2018 (the “Note”).

WHEREAS, the Maker and the Payee desire to amend the Note to increase the principal amount of the Note from $1,000,000 to $3,000,000 and extend the Maturity Date from March 31, 2019 to September 30, 2020.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments.

a.        Principal Amount. The Note is hereby amended to increase the principal amount due under the Note from $1,000,000 to $3,000,000. The Maker and Payee each acknowledge and agree that interest payable under the Note from July 26, 2018 until the Effective Date was based on a principal amount of $1,000,000.

b.        Maturity Date. The Maturity Date of the Note is hereby extended from March 31, 2019 to September 30, 2020.

2.             No Other Amendment. Except as expressly modified by this Amendment, all terms, conditions and covenants contained in the Note and the Letter Agreement, as applicable, shall remain in full force and effect.

3.             No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.             No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.             Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof. Any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the Specified Courts. The parties hereto hereby: (i) waive any objection which they may now have or hereafter have to the venue of any such suit, action or proceeding, and (ii) irrevocably consent to the jurisdiction of the Specified Courts in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Specified Courts and agree that service of process upon a party mailed by certified mail to such party’s address shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Note or any obligations hereunder.

6.                   Counterparts. This Amendment may be signed (including electronic signature) in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Amendment as of the date written in the introductory paragraph of this Amendment.

THE OLB GROUP, INC.

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: Chief Executive Officer

/s/ John Herzog
John Herzog

3